Exhibit 4.3
FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 3, 2026, among Stingray Compute LLC, a Delaware limited liability company (the “Issuer”), Cipher Stingray Holdings LLC, a Delaware limited liability company, Cipher Stingray LLC, a Delaware limited liability company (the “Subsidiary Guarantor”) and Wilmington Trust, National Association, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”), dated as of June 15, 2026, pursuant to which the Issuer issued $810,000,000 aggregate principal amount of the Issuer’s 6.000% Senior Secured Notes due 2031 (the “Initial Notes”);

WHEREAS, Section 9.01(a) of the Indenture provides that the Issuer may from time to time amend the Indenture without the consent of any Holder to cure any ambiguity, omission, mistake, defect, error or inconsistency;

WHEREAS, the Issuer has provided to the Trustee an Opinion of Counsel and an Officer’s Certificate required by Sections 9.05 and 13.02 of the Indenture;

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and

WHEREAS, pursuant to Sections 9.01(a) and 9.05 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.AMENDMENTS TO THE INDENTURE.

Amendments to Section 1.01.

Pursuant to Section 9.01(a) of the Indenture, the Issuer amends and restates the following definition as follows (with new text shown as underlined and deleted text shown as struck through):

“Net Operating Income” means, for any applicable period, (a) the aggregate of all revenues of the Company Parties for such period, determined on a consolidated basis in accordance with GAAP (other than in the case of base rent), minus (b) all operating expenses of the type described in the last paragraph of Section 4.17~~(c)~~(d) of the Company Parties for such period (excluding, for the avoidance of doubt, any income taxes or Debt Service paid during such period), determined on a consolidated basis in accordance with GAAP.

3.GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE, THE NOTES, AND THE SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK

4.EXECUTION; COUNTERPART ORIGINALS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, or PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes and shall constitute effective execution and delivery of this Indenture as to the parties hereto and will be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee

5.EFFECT OF THIS SUPPLEMENTAL INDENTURE. The provisions of this Supplemental Indenture are intended to supplement the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together. Except as expressly supplemented by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided and all of the rights, powers, protections and indemnities of each of the Trustee and the Collateral Agent under the Indenture shall apply to this Supplemental Indenture. To the extent of any inconsistency between the terms of the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture will control. This Supplemental Indenture shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.THE TRUSTEE AND THE COLLATERAL AGENT. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer. Additionally, neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture. For the avoidance of doubt, neither the Trustee nor the Collateral Agent, by executing this Supplemental Indenture in accordance with the terms of the Indenture, agrees to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this Supplemental Indenture, and each of the Trustee and the Collateral Agent reserves all rights and remedies under the Indenture.

8.PROVISIONS BINDING ON SUCCESSORS. All of the covenants, stipulations, promises and agreements made in this Supplemental Indenture by each of the parties hereto shall bind its successors and assigns whether so expressed or not.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first above written.
STINGRAY COMPUTE LLC,
as Issuer

By: /s/ William Iwaschuk______
Name: William Iwaschuk
Title: Co-President, Chief Legal Officer & Corporate Secretary

CIPHER STINGRAY HOLDINGS LLC,
By: /s/ William Iwaschuk______
Name: William Iwaschuk
Title: Co-President, Chief Legal Officer & Corporate Secretary

CIPHER STINGRAY LLC,
as a Subsidiary Guarantor
By: /s/ William Iwaschuk______
Name: William Iwaschuk
Title: Co-President, Chief Legal Officer & Corporate Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By: /s/ Latoya S Elvin___________
Name: Latoya S Elvin
Title: Vice President